U.S. SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C.  20549




                                FORM 8-K




                             CURRENT REPORT


                   PURSUANT TO SECTION 13 OR 15(d) OF
                 THE SECURITIES AND EXCHANGE ACT OF 1934





                              MAY 24, 2001
                            (Date of Report)

                    --------------------------------

                       Commission File No. 0-29164



                     TRI-NATIONAL DEVELOPMENT CORP.
             (Name of Small Business Issuer in its charter)



         Wyoming                                      33-0741573
(State of Incorporation)                           I.R.S. Employer
                                                  Identification No.




                    480 Camino Del Rio S., Suite 140
                       San Diego, California 92108
                (Address of principal executive officers)




                             (619) 718-6370
          (Registrant's telephone number, including area code)

=========================================================================

ITEM 2.        ACQUISITION OR DISPOSITION OF ASSETS

On March 28, 2001, Tri-National Development Corp. (the "Company") entered into agreements with Senior Care Industries, Inc. (OTC:BB:SENC), a publicly-listed Nevada corporation ("Senior Care"), to sell certain real estate assets of the Company in exchange for $60,550,000 in convertible preferred stock of Senior Care plus the Senior Care's assumption of debt in the amount of $9,679,055 for a total of $70,229,055. The purchase offer for the assets became effective on April 30, 2001. The real estate assets sold and the terms for each component follow:


1.   THE HILLS OF BAJAMAR

The Hills of Bajamar property is a 2,500-acre parcel located in the Municipality of Ensenada, on the Pacific Ocean side of Baja California, Mexico, roughly 50 miles south of San Diego, California. The purchase contract held by the Company, which was completed in 1992 through the Company's wholly-owned Mexican subsidiary, Planificacion Desarollos de Jatay, S.A. de C.V. ("Planificacion"), provided for an overall purchase price of $6,000,000 for the 2,500 acres ($2,400 per acre or $.60 per sq. meter). Pursuant to that agreement, the property is being purchased on a gradual basis in 247-acre increments at $600,000 for each increment. As of the date of the Purchase Agreement with Senior Care, the Company owned a total of 650 acres. The balance of 1,750 acres is held in a trust with Banco Ixe, with title to additional acres releasable as additional annual $600,000 payments are made. In the event the Company is unable to make its scheduled annual payments, the trust is subject to cancellation and the property will be subject to refinancing under which the Company may be required to pay a significantly higher price per acre. The balance owing on the remaining 1,750 acres is $4,200,000 at $600,000 annually with no interest until 2003. Senior Care purchased only the present 650 acres owned by the Company's Mexican subsidiary. Under the contract with Senior Care, the 650 acres will be conveyed for a total of $14,950,000, or $23,000 per acre. Senior Care paid 300,000 shares of Series F Convertible Preferred stock, which is convertible into 20 shares of Senior Care Common stock for each share of Series F Preferred on a formula which allows 20% of the Preferred shares to be converted in the 24th month following the acquisition and 20% convertible on each 12th month anniversary date thereafter until all of the Preferred shares have been converted. Senior Care may, within 30 days of the first conversion date, and 30 days of any subsequent conversion date, acquire all or any portion of the common stock issued by the conversion by the payment of cash equal to the 20% of the original purchase price.

Additionally, the Company will receive a 7.5% participation in the net profits from the development and sale of the property, after redemption of the Series I Preferred stock.

However, Senior Care may repurchase a total of $11,262,481 in Series F Convertible Preferred by the issuance of Series I Preferred stock, which could then be issued to the Company's Corporate Note holders.

The Company purchased a portion of this property by issuing nine-month Corporate Notes at 10% interest per annum which are all now due. The investors principal and interest were guaranteed by the Company and bonded by New England International Surety Co., for up to $15 million. The Company further collateralized the $15 million in bonding from New England International Surety Co. with a portion of its Hills of Bajamar property and paid over $1,000,000 in bonding fees. As of January 31, 2001, the Company had $11,262,481 in Corporate Notes outstanding, of which all were fully due and payable. There are presently approximately 300 holders of these Corporate Notes.

Under the terms of the Agreement with Senior Care, Senior Care will issue to the Corporate Note holders Series I Preferred stock. The Series I Preferred stock will pay the Preferred shareholders a cumulative preferred return on their equity of 10% per annum. This return is paid by a 2% gross profit reservation on the sale of lots. The Series I Preferred will be registered by the filing of an SB-2 Registration Statement with the U.S. Securities and Exchange Commission and it is intended to create a publicly traded market giving the note holders liquidity. In addition to the 10% return, the Series I preferred shareholders will receive 50% of net cash flow generated from the sale of lots to redeem their shares.

The registration is made necessary due to the fact that the Company issued these Corporate Note obligations in reliance on exemptions from the registration requirements of the Securities Act of 1933 and applicable state securities laws. This resulted in the Company becoming the subject of a cease and desist order issued by the Wisconsin Securities Division, based on sales of its Notes to Wisconsin residents. The Company subsequently redeemed all of the Notes issued to the Wisconsin residents.

Additionally, the Company was required to offer a rescission to California investors requiring the Company to repay all California investors their principal only.

Then, the Louisiana Commissioner of Securities commenced an investigation to determine whether the Company would be required to refund all investments in the Notes to Louisiana purchasers. The Company issued approximately $1,500,000 in Notes to Louisiana investors. Additionally, North Carolina and Mississippi have issued cease and desist orders.

The nine- month promissory note program was brought to the Company by the investment banking firm, Johnson, Richards & Company, Inc., and the Company claims that they relied on representations made by that firm that a federal exemption was available under the right terms and conditions. With the proceeds being used for specific projects etc., the Notes were considered commercial paper and exempt from securities registration. Because the Company relied on federal and state exemptions for placement of its Notes, it is possible that other states may find that the Company did not comply with the various blue sky exemptions. The consequences of any such violations may vary from state to state, but could include the requirement that The Company rescind some or all of the sales in such states at the request of the affected subscribers and prepare formal registration statements and/or other documentation at the request of the securities regulators. Additionally, the Company and/or its officers may be subject to civil and/or criminal fines or penalties including, but not limited to, a sanction with regard to the Company's ability to make any public offering in the future in those states, subject to various states regulatory approvals.

The Registration of Series I Preferred issued to the Corporate Note holders by Senior Care would effectively remedy this problem and grant to the Corporate Note holders new guarantees and provisions for payment as well as provisions for payment of interest.

2.   PLAZAS RESORT TIMESHARES AND COMMERCIAL PROPERTY

In December of 1996, the Company entered into an acquisition agreement with Valcas Internacional, S.A., to acquire 100% of the stock of Inmobilaria Plaza Baja California, S.A., a Mexican corporation, including its existing assets, which included 16+ developed acres of ocean front land within the Bajamar resort with plans for 328 vacation ownership (timeshare) units for $13,079,055, payable with notes for $9,079,055 and stock.

Senior Care purchased this property for $16,079,055. Senior Care assumed the outstanding mortgage on the property of $9,079,055 and will pay a total of $7,000,000 by issuing 150,000 shares of Series F Convertible Preferred stock. Again, Senior Care may, within 30 days of the first conversion date, and 30 days of any subsequent conversion date, acquire all or any portion of the Common stock issued by the conversion by the payment of cash pursuant to footnote 1 in the Contract.

Additionally, the Company will receive a 12% participation in the net profits from the development and sale of the property, until all preferred stock has been converted and 7.5% thereafter.

3.   PLAZA ROSARITO

On November 20, 1998, Tri-National Holdings, S.A. de C.V., a wholly owned Mexican subsidiary of the Company, purchased the Plaza San Fernando from Banco Bital with a $1 million cash down payment. In July of 1999, Capital Trust, Inc. of New York, the Company's Investment Banker, provided the remaining $8 million necessary to close and complete the escrow.

The Company renamed this property, Plaza Rosarito. It is located in the heart of Rosarito Beach in Baja California, Mexico, minutes from the 20th Century fox film studio where "Titanic" was filmed and down the street from the famous Rosarito Beach Hotel. Plaza Rosarito includes 15 acres of undeveloped oceanfront land zoned for the 450-room hotel and convention center, 9 acres of developed land, including 187,500 square feet of commercial space.

Senior Care purchased this property for a total purchase price of $13,000,000 for the 15 acre undeveloped ocean front property and $20,200,000 for the 9 acres of developed land where the partially completed shopping center is located. The payment is being made by the issuance of 500,000 shares of Series F Preferred stock in Senior Care, which is convertible to common stock on the conversion formula discussed above. This sale is contingent upon the approval of Capital Trust.
Again, Senior Care may, within 30 days of the first conversion date, and 30 days of any subsequent conversion date, acquire all or any portion of the Common stock issued by the conversion by the payment of cash pursuant to footnote 1 in the Contract.

Additionally, the Company's Mexican subsidiary will receive a 12% participation in the net profits from the development and sale of the property, until all preferred stock has been converted and 7.5% thereafter.

4.  PORTAL DEL MAR CONDOMINIUMS

In February of 1999, the Company, through a Mexican subsidiary, signed purchase agreements and provided a $500,000 down payment to acquire Portal Del Mar for $1,250,000. Portal Del Mar is a 123-unit, 2 and 3-bedroom condominium development on 6 acres overlooking the Pacific Ocean in Baja California, Mexico, just south of Rosarito Beach. The 126 ocean view condominiums are in various stages of construction, with approximately 40 completed.

Senior Care purchased a 2/3rds undivided interest in this property for $6,000,000 paying 100,000 shares of Series F Convertible Preferred which is convertible to Common stock on the conversion formula which was discussed above. Again, Senior Care may, within 30 days of the first conversion date, and 30 days of any subsequent conversion date, acquire all or any portion of the common stock issued by the conversion by the payment of cash equal to 20% of original purchase price.

Additionally, the Company will receive a 12% participation in the net profits from the development and sale of the property, until all preferred stock has been converted and 7.5% thereafter.

Senior Care assumed its proportional share of the debt on this property. Senior Care's portion of that debt is approximately $600,000.

RECAP OF THE PROPERTIES SOLD TO SENIOR CARE:

Senior Care purchased assets held by the Company's Mexican subsidiaries as follows:

NAME OF PROPERTY   PURCHASE PRICE    PAYMENT              CONVERSION               REPURCHASE OPTION
---------------------------------------------------------------------------------------------------------
Hills of Bajamar    $14,950,000      300,000 Series F     20% after 24 months      Repurchase option:
                                     Preferred            20% each addt'l 12       30 days on first
                                                           months until done       conversion, 30 days
                                                                                   on all subsequent
                                                                                   conversions

Plazas Resort       $16,079,055      150,000 Series F     20% after 24 months      Repurchase option:
Timeshares                           Preferred            20% each addt'l 12       30 days on first
                                                           months until done       conversion, 30 days
                                                                                   on all subsequent
                                                                                   conversions

Plaza Rosarita      $33,200,000      500,000 Series F     20% after 24 months      Repurchase option:
                                     Preferred            20% each addt'l 12       30 days on first
                                                           months until done       conversion, 30 days
                                                                                   on all subsequent
                                                                                   conversions

Portal Del Mar      $ 6,000,000      100,000 Series F     20% after 24 months      Repurchase option:
                                     Preferred            20% each addt'l 12       30 days on first
                                                           months until done       conversion, 30 days
                                                                                   on all subsequent
                                                                                   conversions
                    -----------    -----------------
Total:              $70,229,055      1,050,000 Shares
                                     Series F Preferred

1,050,000 shares of Series F Preferred convert into a total of 20,000,000 shares of Senior Care common stock over the period of the conversion formula.

Senior Care assumed debt against various of the above properties in the amount of $ 9,679,055, yielding a net value for assets acquired of $60,550,000. Variations in the quantity of preferred stock associated with each of the above properties relative to their value is a result of such assumed debt.

The Company is currently in discussions and negotiations with other entities in regards to sales and/or development of other properties and financing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 24, 2001

TRI-NATIONAL DEVELOPMENT CORP.
(Registrant)


By:  Michael A. Sunstein,
     President, Chief Executive
     Officer and Chairman of the Board